Exhibit (l)(20)


                               PURCHASE AGREEMENT
                               ------------------

                  The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and WesCorp Investment Services, LLC ("WesCorp") intending to be legally bound, hereby agree with each other as follows:

                  1. The Fund hereby offers WesCorp and WesCorp hereby purchases $____ worth of shares of Classes QQQ Common Stock of the Institutional Liquidity Fund for Credit Unions (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at price per Share of $1.00.

                  2. The Fund hereby acknowledges receipt from WesCorp of funds in the amount of $_____ in full payment for the Shares.

                  3. WesCorp represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the __ day of ______, 2003.


                                            THE RBB FUND, INC.


                                            By:
                                                 -------------------------------
                                                 Edward J. Roach
                                                 President & Treasurer


                                            WESCORP INVESTMENT SERVICES, LLC


                                            By:
                                                 -------------------------------
                                                 Name:
                                                 Title: